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As filed with the Securities and Exchange Commission on June 16, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Washington	91-6087550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2004 STOCK INCENTIVE PLAN
(Full title of the plan)

14900 Interurban Avenue South, Suite 282
Seattle, Washington, 98168
(206) 674-4639
(Address and telephone number of registrant's office)

David M. Gandossi
Mercer International Inc.
14900 Interurban Avenue South, Suite 282
Seattle, Washington, 98168
(206) 674-4639
(Name, address and telephone number of agent for service)

Copies to:

H.S. Sangra Sangra, Moller 1000 Cathedral Place, 925 West Georgia Street Vancouver, B.C. V6C 3L2 (604) 662-8808	David R. Wilson Heller Ehrman White & McAuliffe LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 (206) 447-0900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Shares of beneficial interest, $1.00 par value	1,000,000 shares	$8.38	$8,380,000	$1,061.75

(1)
This registration statement includes an indeterminate number of additional shares of beneficial interest that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any stock split, stock dividend or similar adjustment of the outstanding shares of beneficial interest of the registrant.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the shares of beneficial interest on the Nasdaq National Market on June 10, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

        The following documents filed by Mercer International Inc. (the "registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this registration statement:

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003 which contains audited consolidated financial statements for the registrant's most recent fiscal year;

  (b)
  Quarterly Report on Form 10-Q for the period ended March 31, 2004;

  (c)
  Current Report on Form 8-K filed on April 28, 2004; and

  (d)
  The description of the registrant's shares of beneficial interest contained in the registration statement on Form 10 filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 23.90.060 of the Massachusetts Trust Act of 1959 (the "Massachusetts Act") provides that certain sections of the Washington Business Corporation Act (the "Corporation Act") relating to the limitation of liability of directors and their indemnification apply to companies organized under the Massachusetts Act. Section 23B.08.320 and Sections 23B.08.500 to 23B.08.600 set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Corporation Act provides that a company's articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those than involve the intentional misconduct by a director or a knowing violation of law by a director. It is unsettled under Washington law whether the provisions of the Corporation Act referenced above are applicable to a Massachusetts trust such as the Trust. Section 6.1 of the Restated Declaration of Trust, as amended, of the registrant provides that no trustee, officer or agent of the Trust shall be liable to the Trust or any trustee for any act or omission of any other trustee, shareholder, officer or agent of the Trust or to be held to any personal liability whatsoever in tort, contract or otherwise in connection with the affairs of the Trust except only that arising from his own willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

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        Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. It is unsettled under Washington law whether the provisions of the Corporation Act referenced herein are applicable to a Massachusetts trust such as the Trust.

        Section 6.4 of the Restated Declaration of Trust, as amended, of the registrant provides that any person made a party to any action, suit or proceeding, or against whom a claim or liability is asserted by reason of the fact that he, his testator or intestate was or is a trustee, officer or agent of the Trust or active in such capacity on behalf of the Trust, shall be indemnified and held harmless by the Trust against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit, proceeding, claim or alleged liability or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion; provided, however, that no such person shall be so indemnified or reimbursed for any claim, obligation or liability which arose out of the trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence or reckless disregard of duty; and provided further, that such person gives prompt notice thereof, executes such documents and takes such action as will permit the Trust to conduct the defense or settlement thereof and cooperates therein. In the event of a settlement approved by the trustees of any such claim, alleged liability, action, suit or proceeding, indemnification and reimbursement shall be provided except as to such matters covered by the settlement which the Trust is advised by its counsel arouse from the trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence, or reckless disregard of duty. Such rights of indemnification and reimbursement shall be satisfied only out of the trust estate. The rights accruing to any person under these provisions shall not include any other right to which he may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse such person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such right of a trustee to contribution as may be available under applicable law.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	2004 Stock Incentive Plan
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Peterson Sullivan P.L.L.C.
23.3	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

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Item 9. Undertakings

        The undersigned registrant hereby undertakes:

  1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on the 15th day of June, 2004.

MERCER INTERNATIONAL INC.
By:	/s/ JIMMY S.H. LEE Jimmy S.H. Lee Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby constitutes and appoints Jimmy S.H. Lee and David M. Gandossi, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file with the Commission, any and all amendments to this registration statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JIMMY S.H. LEE Jimmy S.H. Lee	Chief Executive Officer	June 15, 2004

/s/ DAVID M. GANDOSSI David M. Gandossi	Chief Financial Officer	June 15, 2004

/s/ KENNETH A. SHIELDS Kenneth A. Shields	Trustee	June 15, 2004

/s/ WILLIAM D. MCCARTNEY William D. McCartney	Trustee	June 15, 2004

/s/ GUY W. ADAMS Guy W. Adams	Trustee	June 15, 2004

/s/ GRAEME A. WITTS Graeme A. Witts	Trustee	June 15, 2004

/s/ ERIC LAURITZEN Eric Lauritzen	Trustee	June 15, 2004

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EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	2004 Stock Incentive Plan
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Peterson Sullivan P.L.L.C.
23.3	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX